FORM OF

AMENDED AND RESTATED INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

AGREEMENT made as of June 15, 1994, as amended and restated on [March 1], 2017, between SCHWAB CAPITAL TRUST, a Massachusetts business trust (herein called the “Trust”), and CHARLES SCHWAB INVESTMENT MANAGEMENT, INC., a Delaware corporation (the “Investment Adviser”).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust desires to retain the Investment Adviser to furnish investment advisory and administrative services to the investment portfolios of the Trust listed on Schedule A hereto (each a “Schwab Fund” and collectively, the “Schwab Funds”); and

WHEREAS, each Schwab Fund has been subject to an Investment Advisory and Administration Agreement dated June 15, 1994 since each Schwab Fund’s inception date; and

WHEREAS, the Trust desires to amend and restate the Investment Advisory and Administration Agreement dated June 15, 1994 with respect to each Schwab Fund now or in the future listed on Schedule A hereto effective on such date as noted on Schedule A in order to reflect the reduction in the investment advisory fees payable for the Fund or such changes in the investment advisory fees payable for a Fund as may be approved by the shareholders of such Fund, the addition of certain services to be provided by the Investment Adviser and the assumption by the Investment Adviser of certain additional expenses,

NOW, THEREFORE, in consideration of the premises and mutual Covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Trust hereby appoints the Investment Adviser to act as investment adviser and administrator to the Schwab Funds for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided-.

2. Delivery of Documents. The Trust has furnished the Investment Adviser with copies properly certified or authenticated of each of the following:

(a) the Trust’s Agreement and Declaration of Trust, as filed with the Secretary of State of The Commonwealth of Massachusetts on May 7, 1993 and all amendments thereto or restatements thereof (such Agreement and Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

(b) the Trust’s By-Laws and amendments thereto;

(c) resolutions of the Trust’s Board of Trustees authorizing the appointment of the Investment Adviser and approving this Agreement;

(d) the Trust’s Notification of Registration on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission (“SEC”) on May 10, 1993 and all amendments thereto;

(e) the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (“1933 Act”), (File No. 33-62470) and under the 1940 Act (File No. 811-07704) as filed with the SEC and all amendments thereto; and

(f) the Trust’s most recent prospectus and Statement of Additional Information for the Schwab Funds (such prospectuses and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the “Prospectus”).

The Trust will furnish the Investment Adviser from time to time with copies of all amendments of or supplements to the foregoing.

3. Management. Subject to the direction and control of the Board of Trustees of the Trust, the Investment Adviser will supervise or perform for the Schwab Funds all aspects of the operations of the Schwab Funds except for those performed by the custodian, shareholder service agent and transfer agent for the Schwab Funds, provide general economic and financial analysis and advice to the Schwab Funds, and provide a continuous investment program for the Schwab Funds, including investment research and management as to all securities and investments and cash equivalents in the Schwab Funds. More particularly, the Investment Adviser will: determine from time to time what securities and other investments will be purchased, retained, or sold by the Schwab Funds; maintain office facilities (which may be in the offices of the Investment Adviser or a corporate affiliate but shall be in such location as the Trust reasonably determines); furnish statistical and research data, clerical services and stationery and office supplies; compile data for, prepare for execution by the Schwab Funds and file all the Schwab Funds’ federal and state tax returns and required tax filings other than those required to be made by the Schwab Funds’ custodian, shareholder service agent and transfer agent; prepare the Schwab Funds’ Annual and Semi-Annual Reports to Shareholders and amendments to its Registration Statements on Form N-lA (or any replacement therefor); compile data for, prepare and file timely Notices to the SEC required pursuant to Rule 24f-2 under the 1940 Act; and generally assist in all aspects of the operations of the Schwab Funds.

Subject to the provisions of the Agreement and Declaration of Trust and the 1940 Act, the Investment Adviser, at its expense, may select and contract with investment advisers (the “Sub-Advisers”) for one or more of the Schwab Funds. So long as any Sub-Adviser serves as Sub-Adviser to a Schwab Fund, it must be a party to a sub-investment advisory agreement and will be obligated to: (i) furnish continuously an investment program as to those assets of the Schwab Funds involved allocated by the Investment Adviser, (ii) in connection therewith, adhere to such guidelines as may be established by the Investment Adviser from time to time to insure compliance with applicable investment objectives, policies and restrictions of the Schwab Funds, and (iii) place all orders for the purchase and sale of investments. The Investment Adviser may also delegate or subcontract some or all of the Investment Adviser’s other duties enumerated in this Agreement. The Investment Adviser will be responsible for payment of all compensation to all Sub-Advisers and other persons and entities to which Investment Adviser delegates any duties hereunder.

The Investment Adviser agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act, as amended, and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser. The Investment Adviser also agrees to comply with the objectives, policies and restrictions set forth in the Registration Statement, as amended or supplemented from time to time, of the Schwab Funds, and with any policies, guidelines, instructions and procedures approved by the Board and provided to the Investment Adviser. In selecting each Schwab Fund’s portfolio securities and performing the Investment Adviser’s obligations hereunder, the Investment Adviser shall cause each Schwab Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. The Investment Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Investment Adviser’s full responsibility for any of the foregoing.

The Board has the authority to determine how proxies with respect to securities that are held by the Schwab Funds shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for each Schwab Fund’s securities to the Investment Adviser. So long as proxy voting authority for a Schwab Fund has been delegated to the Investment Adviser, the Investment Adviser shall exercise its proxy voting responsibilities. The Investment Adviser shall carry out such responsibility in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Schwab Funds. The Investment Adviser shall provide periodic reports and keep records relating to proxy voting as the Board may reasonably request or as may be necessary for the Schwab Funds to comply with the 1940 Act and other applicable law. Any such delegation of proxy voting responsibility to the Investment Adviser may be revoked or modified by the Board at any time.

The Investment Adviser shall provide regular reports regarding Schwab Fund holdings, and may, on its own initiative, furnish the Trust and its Board from time to time with whatever information the Investment Adviser believes is appropriate for this purpose. The Investment Adviser agrees upon request to provide any pricing information of which the Investment Adviser is aware to the Trust, its Board and/or any Schwab Fund pricing agent to assist in the determination of the fair value of any Schwab Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating a Schwab Fund’s net asset value in accordance with procedures and methods established by the Board.

The Investment Adviser agrees to cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust, provide such information with respect to the Schwab

Funds as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

The Investment Adviser further agrees that it:

(a) will use the same skill and care in providing such services as it would use in providing services to fiduciary accounts if it had investment responsibilities for such accounts;

(b) will conform with all applicable Rules and Regulations of the SEC and will in addition conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Investment Adviser;

(c) will not make loans to any person to purchase or carry units of beneficial interest in the Trust or make loans to the Trust;

(d) will place orders pursuant to its investment determinations for the Schwab Funds either directly with the issuer or with an underwriter, market maker, or broker or dealer. In placing orders with brokers and dealers the Investment Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Investment Adviser may, in its discretion, purchase or sell portfolio securities to and from brokers and dealers who provide the Investment Adviser with research advice and other services. In no instance will portfolio securities be purchased from or sold to the Investment Adviser or any Sub-Adviser, or any affiliated person of either the Trust, the Investment Adviser, or any Sub-Adviser, except as may be permitted under the 1940 Act;

(e) will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust; and

(f) will direct its personnel when making investment recommendations for the Trust, not to inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Schwab Funds’ accounts are customers of the Investment Adviser or of its parent or its subsidiaries or affiliates. In dealing with such customers, the Investment Adviser and its parent, subsidiaries, and affiliates will not inquire or take into consideration whether securities of those customers are held by the Schwab Funds.

4. Services to Others. The Trust understands that the Investment Adviser may in the future act as an investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser, and/or administrator to other investment companies. The Trust has no objection to the Investment Adviser’s acts in such capacities, provided that whenever one of the Schwab Funds and one or more other investment companies advised by the Investment Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed by the Investment Adviser to be equitable to each company. The Trust recognizes that in some cases this procedure may adversely affect the size of the position that a Schwab Fund may obtain in a particular security. In addition, the Trust understands that the persons employed by the Investment Adviser to assist in the Investment Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of the Investment Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request and will require the same type of agreement from each Sub-Adviser. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6. Expenses. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in providing general economic and financial analysis and advice to the Schwab Funds and providing a continuous investment program for the Schwab Funds pursuant to Section 3 above and in providing its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Schwab Funds. The Investment Adviser will also pay all compensation of any person or person employed by or associated with the Investment Adviser to assist in the performance of the Investment Adviser’s obligations under this Agreement, whether or not such person is also a officer or employee of the Trust, and the Investment Adviser will not cause any obligation to be incurred on behalf of the Trust in respect of any such compensation. The Investment Adviser also agrees to pay all expenses incurred by each Schwab Fund except for acquired fund fees and expenses, taxes, brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, extraordinary or non-routine expenses, shareholder servicing fees, if applicable, and distribution fees and expenses paid by the Schwab Funds under any distribution plan adopted pursuant to Rule 12b-1. The Schwab Funds will not bear, directly or indirectly, the cost of any activity that is primarily intended to result in the distribution of shares of the Schwab Funds.

7. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Trust will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor, an advisory fee, accrued daily and payable monthly, in accordance with Schedule B hereto.

If in any fiscal year the aggregate expenses (as defined under the securities regulations of any state having jurisdiction over the Trust) of a Schwab Fund exceed the expense limitations of any such state, the Investment Adviser will reimburse such Schwab Fund for a portion of such excess expenses equal to such excess times the ratio of the fees otherwise payable by such Schwab Fund to the Investment Adviser hereunder to the aggregate fees otherwise payable by such Schwab Fund to the Investment Adviser hereunder, and to Charles Schwab & Co., Inc. under the Transfer Agency and Shareholder Service Agreements between it and the Trust. The obligation of the Investment Adviser to reimburse a Schwab Fund hereunder is limited in any fiscal year to the amount of its fee hereunder from such Schwab Fund for such fiscal year, provided, however, that notwithstanding the foregoing, the Investment Adviser will reimburse each Schwab Fund for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Trust so require. Such expense reimbursement, if any, will be estimated daily and reconciled and paid on a monthly basis.

8. Limitation of Liability. The Investment Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9. Duration and Termination. This Agreement will become effective as to each Schwab Fund as of the date set forth opposite each Schwab Fund’s name on Schedule A, provided that it has been approved by a vote of a majority of the outstanding voting securities of such Schwab Fund in accordance with the requirements under the 1940 Act.

Thereafter, if not terminated as to a Schwab Fund, this Agreement will continue in effect as to such Schwab Fund for successive periods, each such successive period not to exceed one year, provided such continuance is specifically approved (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of the Trust, the Investment Adviser, or any Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Schwab Fund. Notwithstanding the foregoing, this Agreement may be terminated as to a Schwab Fund at any time, without the payment of any penalty, on sixty days’ written notice by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Schwab Fund) or by the Investment Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meaning of such terms in the 1940 Act.)

10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of California.

The names “Schwab Capital Trust” and “Trustees of Schwab Capital Trust” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Schwab Capital Trust” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, interest holders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of units of interest of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

SCHWAB CAPITAL TRUST

By:
Name:
Title:

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

By:
Name:
Title:

FORM OF

SCHEDULE A

TO THE AMENDED AND RESTATED INVESTMENT ADVISORY AND

ADMINISTRATION AGREEMENT

BETWEEN

SCHWAB CAPITAL TRUST AND CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

Fund	Original Contract Date	Effective Date

Schwab International Index Fund	July 21, 1993	[March 1, 2017]

Schwab Small-Cap Index Fund	October 14, 1993	[March 1, 2017]

Schwab S&P 500 Index Fund	February 28, 1996	[March 1, 2017]

Schwab Total Stock Market Index Fund	April 15, 1999	[March 1, 2017]

Schwab Capital Trust	Charles Schwab Investment Management, Inc.

Dated as [March 1], 2017

FORM OF

SCHEDULE B

TO THE AMENDED AND RESTATED INVESTMENT ADVISORY AND

ADMINISTRATION AGREEMENT

BETWEEN SCHWAB CAPITAL TRUST AND

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

ADVISORY FEE SCHEDULE

The fees listed below are for services provided under this Agreement and are to be accrued daily and paid monthly in arrears:

Fund	Rate
Schwab International Index Fund	0.07	%*
Schwab Small-Cap Index Fund	0.06	%*
Schwab S&P 500 Index Fund	0.03	%*
Schwab Total Stock Market Index Fund	0.03	%*

*	The Investment Adviser will pay the operating expenses of the Fund, excluding acquired fund fees and expenses, taxes, any brokerage expenses and extraordinary or non-routine expenses, shareholder servicing fees, if applicable, and expenses paid by the Schwab Funds under any distribution plan adopted pursuant to Rule 12b-1.

Schwab Capital Trust	Charles Schwab Investment Management, Inc.

Dated as of [March 1], 2017